Exhibit 23.3

FAX (713) 651-0849

1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to: (i) the use in the Form 10-K under the Securities Exchange Act of 1934 of Hyperdynamics Corporation, a Delaware corporation (the "Company") under, of information contained in our reserve report letter relating to the reserves and revenue, as of June 30, 2008, of certain interests held by HYD Resources Corporation, a subsidiary of the Company; (ii) all references to such reserve report letter and/or to this firm in the Form 10-K; (iii) our being named as an expert in the Form 10-K; and (iv) the incorporation of this consent into the Form 10-K.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
September 30, 2008

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERRTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262 2790
621 17TH SSTREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258